Exhibit 10.29

Amended and Restated Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) by and between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Bernhard Hoffmann (the “Executive”) is signed by the Company and the Executive and is entered into on June 17, 2020 and made effective as of the Merger Closing Date (as defined below) (the “Effective Date”).

Recitals

Whereas, pursuant to the terms and conditions of that certain Agreement and Plan of Merger and Reorganization dated June 17, 2020 (the “Merger Agreement”) entered into by and among Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Razor Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Ocuphire Pharma, Inc., a Delaware corporation (“Private Ocuphire”), at the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into Private Ocuphire with Private Ocuphire continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Merger”);

Whereas, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive on the Effective Date;

Whereas, the Executive is employed as its Vice President of Corporate Development and Finance pursuant to the terms and conditions set forth in an offer letter dated October 1, 2018 entered into by and between the Executive and Private Ocuphire (the “Prior Agreement”);

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s continued relationship with the Company following the Effective Date and to amend, restate and supersede the terms and conditions of the Prior Agreement in its entirety on the Effective Date on the terms and conditions set forth in this Agreement; and

Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”).  The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not provide written notice to the Executive of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.  For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter.

2.           Terms of Employment.

(a)          Position and Duties.

(i)          During the Employment Period, the Executive shall serve as the Vice President of Corporate Development and Finance of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position.  The Executive shall report to the Company’s CEO.

(ii)         During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on an 85% time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates (as defined below); (B) serve on civic or charitable boards, committees, or advisory boards; (C) deliver lectures, fulfill speaking engagements or teach at educational  institutions; (D) manage personal investments; (E) serve on the boards of directors of not-for-profit organizations; (F) serve on the boards of directors of the entities as approved by the Board, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; or (G) serve as a consultant to third parties that are not Competitors (as defined below), so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)          Compensation.

(i)         Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of $233,750 subject to applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, commencing with the review of base salaries in connection with the Company’s compensation program for the 2020 fiscal year, the Annual Base Salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii)        Annual Bonus.  In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined by the Compensation Committee or the Board (in their sole and absolute discretion), which value shall be up to 35% of the Annual Base Salary and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company.  Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus.

(iii)        Long-Term Incentive Compensation.  Beginning in 2020 and continuing during the Employment Period, the Executive shall be entitled to participate in any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and based on the performance criteria established by the Compensation Committee or the Board, as the case may be.

(iv)        Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

(v)         Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vi)        Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company.

3.           Termination of Employment.

(a)         Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death; (ii) a Termination due to Disability (as defined below); (iii) a Termination for Cause (as defined below); (iv) the Termination Date (as defined below) specified in connection with any exercise by the Company of its Termination Right (as defined below); (v) a Termination for Good Reason (as defined below) by the Executive; or (vi) the termination of this Agreement by Executive pursuant to Section 3(b).  Upon termination of the Executive’s employment with the Company for any reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as an officer of the Company or any of its Affiliates (as defined below).  Upon a Termination for Cause by the Company or the termination of the Executive’s employment with the Company by Executive other than a Termination for Good Reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as a director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates (as defined below).

(b)          This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.  In the event of a termination by the Executive other than a Termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)          Benefits Payable Under Termination.

(i)          In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements (as defined below), and any additional benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)         In the event of the Executive’s Termination for Cause or termination by the Executive other than a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)        In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, the Executive shall be provided the Unconditional Entitlements and, subject to the Executive signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the Termination Date, a general release of claims in favor of the Company and certain related parties in a form reasonably satisfactory to the Company, which the Company shall provide to the Executive within seven (7) days following the Termination Date (the “Release”), the Company shall provide the Executive the Conditional Benefits (as defined below).  Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) or the expiration of the Employment Period shall only be payable or provided if the Executive signs and delivers the Release and if the Release becomes irrevocable prior to the sixtieth (60th) day following the Termination Date.

(d)         Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)          Earned Amounts.  The Earned Compensation (as defined below) shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)         Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)       Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment (other than the Executive’s Termination for Cause) and shall remain in effect in accordance with its terms.

(iv)        Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive (except to the extent additional rights are provided upon Executive’s qualifying to receive Conditional Benefits).

(v)         Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(vi)        Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the applicable Original Stock Option Award Documents or Original Award Documents (each as defined below).

(e)          Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)          Severance Amount. The Severance Amount (as defined below) will be subject to all applicable withholdings and will be payable by the Company to the Executive in one lump sum payment on the first regular payroll date following the date that the Release becomes effective and irrevocable or, if any component of the Severance Amount is subject to Section 409A (as defined below), beginning on the first regular Company payroll date after the sixtieth (60th) day following the Termination Date.

(ii)         COBRA. Provided that the Executive timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) six (6) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

(iii)        Stock Options.  Once exercisable, all stock options owned by the Executive shall remain exercisable until the expiration date of such stock options as set forth in the applicable Original Stock Option Award Documents.  All of the Executive’s stock options that were vested and exercisable at the Termination Date shall remain exercisable until the expiration date of such stock options as set forth in the applicable Original Stock Option Award Documents.  Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iv)        Additional Distribution Rules.  Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)         With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(iv)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)         To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(iv)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)          Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)          “Affiliate” means any corporation, partnership, limited liability company, trust, or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)         “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A)        any Exchange Act Person (as defined below) becomes the Owner (as defined below), directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power (as defined below) of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (1) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party; (2) on account of the acquisition of securities of the Company directly from the Company; (3) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; (4) on account of the acquisition of securities of the Company by any individual who is, on the Effective Date, either an executive officer or a member of the Board and/or any entity in which an executive officer or member of the Board has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “Incumbent Entities”); (5) on account of the Incumbent Entities continuing to hold shares that come to represent more than 50% of the combined Voting Power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (6) solely because the level of Ownership (as defined below) held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities (as defined below) as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional Voting Securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to have occurred;

(B)         a merger, consolidation or similar transaction involving (directly or indirectly) the Company (other than the Merger) is consummated and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own (as defined below), directly or indirectly, either (1) outstanding Voting Securities representing more than 50% of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the surviving entity or its parent are owned by the Incumbent Entities;

(C)        a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries is consummated, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined Voting Power of the Voting Securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding Voting Securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding Voting Securities representing more than 50% of the combined Voting Power of the acquiring entity or its parent are owned by the Incumbent Entities; or

(D)         individuals who, on the Effective Date after giving effect to the transactions contemplated by the Merger, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; moreover, in the case of any payment or benefit that constitutes nonqualified deferred compensation under Section 409A, if necessary in order to ensure that the Executive does not incur liability for additional tax under Section 409A, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treasury Regulation 1.409A-3(i)(5).

(iii)        “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)        “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vi)        “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company; (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company; (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined Voting Power of the Company’s then outstanding securities.

(vii)       “Merger Closing Date” means the effective time of the closing of the Merger.

(viii)     “Non-Compete Amount” means, if the Executive is an officer or employee of the Company, if a Change in Control occurs and if during the twelve (12) month period following the Change in Control the Executive is terminated (other than termination due to the Executive’s death, a Termination for Cause or a Termination due to a Disability) or a Termination for Good Reason occurs, the amount mutually agreed upon by the Company and the Executive in exchange for the Executive’s covenant not to engage in or otherwise compete against the business engaged in by the Company, directly or indirectly, whether as an employee, consultant, independent contractor, partner, shareholder, investor or in any other capacity, for a one (1)-year period following termination of the Executive’s employment with the Company.

(ix)        “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the Plan governing such restricted stock or other equity award, each as in effect on the Termination Date.

(x)         “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and Plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(xi)       “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(xii)       “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (A) the Company or any of its Affiliates, or (B) any employee benefit plan (including an employee stock ownership plan or employee stock purchase plan) sponsored by the Company or any of its Affiliates.

(xiii)      “Severance Amount” means an amount equal to .5 times the sum of (A) the Annual Base Salary as in effect as of the Termination Date less the Non-Compete Amount (if applicable) and (B) an amount equal to a prorated portion of the Executive’s cash bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the greater of (i) the Executive’s target bonus for the year in which the Termination Date occurs and (ii) the average Annual Bonus paid to or for the benefit of the Executive for the prior two (2) full years (or any shorter period during which the Executive has been employed by the Company) by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12).

(xiv)     “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment to the Executive at the expense of the Company; (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part in the performance of the Executive’s employment duties and that, in either event, is injurious to the Company; (C) the conviction of the Executive of, or the Executive’s entry of a no contest or nolo contendere plea to, a felony; (D) breach by the Executive of the Executive’s fiduciary obligations as an officer or director of the Company; (E) a persistent failure by the Executive to perform the duties and responsibilities of the Executive’s employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company of such failure; or (F) material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by the Executive within ten (10) days after written notice thereof to Executive from the Company.  For the purposes of this Section 3(f)(xiv), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(xv)      “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right; (B) the date on which the Employment Period expires as a result of the Company’s decision not to renew this Agreement beyond the Initial Term or at the end of any Renewal Term; or (C) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.  Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xvi)      “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xvii)     “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (A) a reduction in Executive’s Annual Base Salary as in effect immediately prior to such reduction without Executive’s written consent, unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company;  (B) the removal of the Executive by the Company from the position of Vice  President  of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction (although a change in the specific operational functions as Vice President would not be considered as removal); (D) a material change in Executive’s reporting relationships; or (E) a material breach of any material provision of this Agreement by the Company to which the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to commence a Termination for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(xviii)   “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement or not to renew this Agreement beyond the Initial Term or at the end of any Renewal Term for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xix)      “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xx)       “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)         Conflict with Plans.  As permitted under the terms of the applicable Plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan).

(h)         Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of the Executive’s termination).  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.          Executive Remedy.  The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.           Additional Payments Following a Change in Control.

(a)          If within twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment other than due to the Executive’s death, a Termination due to a Disability or a Termination for Cause:

(i)          the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the aggregate of the following amounts (which shall be paid to the Executive in lieu of the Severance Amount):

(A)         the Unconditional Entitlements, and

(B)         the amount equal to the product of 1 times the sum of (y) the Annual Base Salary, and (z) the full amount of the target bonus for the then current fiscal year, and

(ii)        all of the Executive’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable Original Stock Option Award Documents and Original Award Agreements, and

(iii)        the Company shall provide the Executive the Conditional Benefits minus the Severance Amount.

(b)         If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  If Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive in the reverse chronological order in which otherwise payable.  In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

(c)          The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5.  If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)         The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.            Confidentiality.

(a)          Confidentiality. Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information (as defined below) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)).   The term “Confidential Information” shall include, but shall not be limited to:  (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)        Company Property. Promptly following the Executive’s termination of employment or as otherwise requested by the Company, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and electronic calendars, and correspondence of a personal nature.

(c)          Nonsolicitation.  The Executive agrees that, while the Executive is employed by the Company and during the one (1)-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly (i) solicit any individual who is, on the Termination Date (or was, during the six (6)-month period prior to the Termination Date), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment nonsolicitation provisions.

(d)         Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below).  For purposes of this paragraph, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services.  The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged or actively preparing to engage in pre-clinical or clinical stage therapeutics focused on ophthalmic and diabetes mellitus indications.  Any payments owed to Executive at time of separation as described herein shall be contingent upon Executive’s compliance with the post-employment noncompetition provisions.

(e)          Equitable Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 6.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)          Employee Proprietary Information and Inventions Assignment.  The terms of: (i) that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and Private Ocuphire dated October 1, 2018 (the “Private Ocuphire Invention Assignment Agreement”); and (ii) that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company dated as of the Effective Date (the “Company Invention Assignment Agreement”, together with the Private Ocuphire Invention Assignment Agreement, the “Invention Assignment Agreements”) are hereby incorporated by reference.  To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreements and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreements are hereby expressly preserved.

(g)          Severability; Blue Pencil.  The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects.  If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope, of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.           Successors.

(a)          This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.  On the Merger Closing Date, the Company shall assign this Agreement to Parent and upon such assignment of this Agreement to Parent, the Company for the purposes of this Agreement shall mean Ocuphire Pharma, Inc., a Delaware corporation f/k/a Rexahn Pharmaceuticals, Inc.  The Executive hereby irrevocably consents to the assignment of this Agreement to Parent upon the closing of the Merger.

(c)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.           Miscellaneous.

(a)          This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At Executive’s address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company

If to the Company:	Ocuphire Pharma, Inc. Attn: Chairman of the Compensation Committee 37000 Grand River Ave, Suite 120 Farmington Hills, Michigan 48335

with a copy to:	Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, Michigan 49002 Attention: Phillip D. Torrence, Esq. Telephone: (269) 337-7702 Fax: (269) 337-7703 Email: ptorrence@honigman.com or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)         The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and the Indemnification Agreement entered by and between the Company and the Executive (the “Indemnification Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(e)         From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(g)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)         This Agreement, the Invention Assignment Agreements, the Indemnification Agreement, the Original Award Documents, the Original Stock Option Award Documents and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, and as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, including the Prior Agreement, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.   If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents and the Original Stock Option Award Documents, the terms and conditions of this Agreement shall control.  All non-conflicting terms of the Original Award Documents and the Original Stock Option Award Documents are hereby expressly preserved.

(i)          This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

Ocuphire Pharma, Inc.

/s/ Bernhard Hoffmann	By:	/s/ Mina Sooch
Bernhard Hoffmann	Name:	Mina Sooch
Title:	Chief Executive Officer

Signature Page to
Employment Agreement